4
1
<SROS>NASD
<REPORTING-OWNER>
  0001186410
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  Sybase, Inc.
  0000768262
  <IRS-NUMBER>94-2951005
</SUBJECT-COMPANY>
<PERIOD>02/19/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Nathan, Raj
   One Sybase Drive


   Dublin, CA  94568-7902
2. Issuer Name and Ticker or Trading Symbol
   Sybase, Inc. (SYBS)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   2/19/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Sr VP & GM - ESD
   A02
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  02/19/03    M        20,000        A  $10.8125                    D  Direct
Common Stock                                  02/19/03    S        20,000        D  $14.3837     23,241         D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (right to buy)    $10.8125        02/19/03       M                          20,000           08/11/01 (1) 08/11/09

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (right to buy)    02/19/03  Common Stock                   20,000        $14.3837    40,000        D   Direct

Explanation of Responses:

(1)
The option to purchase shares of common stock vests 100% two years from date of grant.

SIGNATURE OF REPORTING PERSON
/S/ By: Julie A. Loosli, Attorney-in-Fact
    For: Raj Nathan
DATE 02/20/03